Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-174039) pertaining to the Thermon Group Holdings, Inc. Restricted Stock and Stock Option Plan and the Thermon Group Holdings, Inc. 2011 Long-Term Incentive Plan and the Registration Statement on Form S-3 (File No. 333-181821) of Thermon Group Holdings, Inc. and in the related Prospectus of our report dated June 10, 2013, with respect to the consolidated financial statements of Thermon Group Holdings, Inc. as of March 31, 2013 and for the two years then ended included in this Annual Report on Form 10-K for the year ended March 31, 2013.

/s/ Ernst & Young LLP

San Antonio, Texas
May 30, 2014